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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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DRIVE ON!

As Community Bancshares, Inc. progresses into the 21st Century, go with your present directors and management, a team of proven leadership showing us the way.

There will always be the disgruntled few nay-sayers and back seat drivers who want to grab the wheel.

Don't let them!

You know where you want to go and who brought you this far safely and profitably.

Unfortunately, those few who moan and wail to achieve their own ends by removing a number of present board members will likely step-up their tactics as our shareholder meeting draws near. It's sad, but we have been forced to expect that kind of behavior.

But we do not believe they will succeed. Simply put, that dog won't hunt.

We believe that those participating in this power grab must not fully understand the intelligence, the personal integrity, and the commitment of the shareholders of Community Bancshares, Inc. They seem to think they can pull the wool over your eyes.

The green card that accompanies your proxy statement gives you the opportunity to let this small group of disgruntled shareholders know exactly how you feel about their smoke-and-mirror tactics and their use of personal slurs against members of the board, all of whom have been duly elected by you, the shareholders.

[graphic of traffic light]

GO!

Let your present directors and management team continue to drive for you toward growth and profits.

GO!

Stay with the leaders who more than doubled the per share stock price and increased the per share dividend by 60% since 1996.

GO!

Keep our policy of building independent, locally-owned community-centered banks. We believe that's in the best interest of your community, your business, your family and you.

Shareholders of Community Bancshares, Inc:

Go With The Green!

[graphic of proxy card]

GO!

[logo of Community Bancshares, Inc.]


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Support your present Directors and Management.

Your Proxy Card from Community Bancshares, Inc. is Green.

Please return the green card as soon as possible or bring it with you to our annual meeting of shareholders on April 22, 10 a.m. at the Community Bank Corporate Center in Blountsville.

Stop The Power Grab








CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.